EXHIBIT 99.1

PRESS RELEASE
NOBLE CORPORATION PLC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
•Approximately $1.3 billion in new contract awards since October fleet status report, increasing backlog to $7.5 billion.
•Completed divestiture of five jackups for $360 million; additional jackup (Noble Resolve) divestiture estimated to close in Q3 2026.
•$0.50 per share dividend declared for Q1 2026, bringing cumulative total capital returned since Q4 2022 to approximately $1.3 billion.
•Full Year 2026 guidance provided as follows: Total Revenue $2,800 to $3,000 million, Adjusted EBITDA $940 to $1,020 million, and Capital Expenditures $590 to $640 million.
HOUSTON, TEXAS, February 11, 2026 - Noble Corporation plc (NYSE: NE, “Noble”, or the “Company”) today reported fourth quarter and full year 2025 results.

	Three Months Ended
(in millions, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024
Total Revenue	$764	$798	$927
Contract Drilling Services Revenue	705	757	882
Net Income (Loss)	87	(21)	97
Adjusted EBITDA*	232	254	319
Adjusted Net Income (Loss)*	14	30	91
Basic Earnings (Loss) Per Share	0.55	(0.13)	0.60
Diluted Earnings (Loss) Per Share	0.54	(0.13)	0.59
Adjusted Diluted Earnings (Loss) Per Share*	0.09	0.19	0.56

* A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release.

Robert W. Eifler, President and Chief Executive Officer of Noble, stated, “Solid fourth quarter performance brought our full year 2025 Adjusted EBITDA to the upper half of the original guidance range and contributed to another year of strong free cash flow. Noble’s commercial success continues to build with the recent award of nearly 10 rig years of new bookings comprising $1.3 billion of high quality backlog. Meanwhile, we have continued to sharpen and high-grade our fleet posture and balance sheet with the announced divestitures of six jackups – collectively creating a platform of optimal focus, scale, and financial strength.”
Fourth Quarter Results
Contract drilling services revenue for the fourth quarter of 2025 totaled $705 million compared to $757 million in the prior quarter, with the sequential decrease driven by lower average utilization and dayrates. Marketed fleet utilization was 64% in the three months ended December 31, 2025, compared to 65% in the prior quarter. Contract drilling services costs for the fourth quarter were $471 million, down from $480 million in the prior quarter. Net income (loss) increased to $87 million in the fourth quarter, up from $(21) million in the prior quarter, and Adjusted EBITDA decreased to $232 million in the fourth quarter, down from $254 million in the prior quarter. Net cash provided by operating activities in the fourth quarter was $187 million, Capital

Expenditures were $152 million (including $18 million associated with the termination of the BOPs service agreement), and free cash flow (non-GAAP) was $35 million.
Balance Sheet and Capital Allocation
The Company's balance sheet as of December 31, 2025, reflected total debt principal value of $2 billion and cash (and cash equivalents) of $471 million. Share repurchases for 2025 totaled $20 million, and $318 million in dividends were paid during the year.
Today, Noble’s Board of Directors approved a quarterly interim dividend of $0.50 per share for the first quarter of 2026. This dividend is expected to be paid on March 19, 2026 to shareholders of record at close of business on March 4, 2026. Future quarterly dividends and other shareholder returns will be subject to, amongst other things, approval by the Board of Directors, and may be modified as market conditions dictate.
Operating Highlights and Backlog
Noble's marketed fleet of 24 floaters was 62% contracted through the fourth quarter, compared with 67% in the prior quarter, primarily due to contract rollovers on the Noble BlackRhino and Ocean Apex. Recent backlog additions since last quarter have added 9.3 rig years of total floater backlog and support renewed utilization for four currently idle rigs. Recent dayrate fixtures for Tier-1 drillships have been in the +/- $400,000 range, with 6th generation floater fixtures between the low $300,000s to low $400,000s per day.
Utilization of Noble's 11 marketed jackups was 68% in the fourth quarter versus 60% utilization during the prior quarter. Excluding the six jackups whose divestiture is completed or pending, contracted utilization of Noble’s five ultra-harsh jackups is anticipated to improve from 60% in the first quarter to 100% by early in the third quarter this year.
Subsequent to last quarter’s earnings press release, new contracts with total contract value of over $1.3 billion (including additional services and mobilization payments, but excluding extension options) include the following:
•ExxonMobil has awarded two additional rig years of backlog under the Commercial Enabling Agreement (“CEA”) in Guyana, which has been assigned evenly across the four drillships, extending each rig to February of 2029.
•Noble GreatWhite was awarded a three-year contract with Aker BP in Norway valued at $473 million, including mobilization but excluding additional fees for integrated services and bonus potential.
•Noble Gerry de Souza was awarded a two-year contract with ExxonMobil in Nigeria, valued at $292 million and estimated to commence in mid-2026. Plus three years of optional extensions.
•Noble BlackRhino was awarded a contract for one well with Beacon Offshore Energy in the US Gulf scheduled to commence in March 2026 with an estimated duration of 50 days. The contract includes an option for an additional well with an estimated duration of 100 days.
•Noble Developer was awarded a three-well contract with estimated duration of 240 days with bp in Trinidad scheduled to commence in Q1 2027 at a dayrate of $375,000. Plus options for up to three additional wells with an estimated combined duration of 240 days.
•Noble Endeavor was awarded an 11-well contract with an undisclosed operator in South America, estimated to commence in late 2026 at a dayrate of $300,000 per day plus mobilization and demobilization fees with the potential for additional revenue from a performance incentive provision.
Noble's backlog as of February 11, 2026, stands at $7.5 billion.
Outlook
For the full year 2026, Noble announces a guidance range for Total Revenue of $2,800 to $3,000 million, Adjusted EBITDA in the range of $940 to $1,020 million, and Capital Expenditures between $590 to $640 million. This range of Capital Expenditures includes 50% of the estimated $160 million project capital for the Noble GreatWhite, as well as approximately $25 million of reimbursable capital.
Commenting on Noble’s outlook, Mr. Eifler stated, “Recent improvement in our contract coverage, coupled with ongoing customer dialogue, indicate a likelihood of a tightening market as we progress through this year. While 2026 is anticipated to be a transitional year from an earnings perspective, the foundation for a meaningful inflection is becoming increasingly tangible, supported by the unique circumstance of our 2027 backlog now already eclipsing current year backlog. In the meantime, we remain highly focused on safe and efficient service delivery for our customers, and a compelling return of capital proposition for shareholders.”
Due to the forward-looking nature of Adjusted EBITDA, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, net income. Accordingly, the Company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort. The unavailable information could have a significant effect on Noble’s full year 2026 GAAP financial results.
Conference Call
Noble will host a conference call related to its fourth quarter 2025 results on Thursday, February 12, 2026, at 8:00 a.m. U.S. Central Time. Interested parties may dial +1 888-500-3691 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Additionally, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the scheduled call.
For additional information, visit www.noblecorp.com or e-mail investors@noblecorp.com.
Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6019
imacpherson@noblecorp.com
About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.
Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. All statements other than statements of historical facts included in this communication are forward looking statements, including, but not limited to, those regarding future guidance, including revenue, earnings and earnings per share, EBITDA and adjusted EBITDA, margins, leverage, operating results, expenses, tax rates and deferred taxes, the offshore drilling market and demand fundamentals, costs, amount, effect or timing of cost savings, debt, the benefits or results of asset dispositions, cash flows and free cash flow expectations, capital expenditures and capital allocations expectations, including planned dividends and share repurchases, contract backlog, including projections for the achievement of performance incentives, rig demand, contract awards and expected future contracts, options or extensions on existing contracts, anticipated contract start dates, major project schedules, dayrates and duration, customer actions, needs and the general customer landscape, projections, strategies and objectives of management for current or future operations and business, any asset sales or the retirement of rigs, access to capital, fleet condition, utilization and strategy, timing and amount of insurance recoveries, current or future market outlook and current or future economic trends or events and their impact on the Company, 2026 financial guidance and any statements or descriptions of assumptions underlying any of the above. Forward-looking statements involve risks, uncertainties and assumptions, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. When used in this communication, or in the documents incorporated by reference, the words “guidance,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “likelihood,” “may,” “might,” “on track,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “achieve,” “shall,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to be among the statements that identify forward looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Risks, uncertainties and assumptions that could affect our business, operating results, and financial condition include, but are not limited to, market conditions and changes in customer demand, the level of activity in the oil and gas industry and the offshore contract drilling industry, current and future prices of oil and gas, customer actions and new or substitute customer contracts, realization of our current backlog of contract drilling revenue, operating hazards, natural disasters, seasonal weather events and related damages or liabilities, risks relating to operations in international locations, upgrades, refurbishment, operation, and maintenance of our rigs and related operational interruptions and delays, sales of drilling units, supplier capacity constraints or shortages, nonperformance by third-parties, suppliers and subcontractors, regulatory changes, the impact of governmental laws and regulations on our costs and the offshore drilling industry, potential impacts, liabilities and costs from pending or potential investigations, claims and tax or other disputes, and other factors, including those detailed in Noble’s most recent Annual Report on Form 10-K, Quarterly Reports Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us. With respect to our capital allocation policy, distributions to shareholders in the form of either dividends or share buybacks are subject to the Board of Directors’ assessment of factors such as business development, growth strategy, current leverage and financing needs. There can be no assurance that a dividend or buyback program will be declared or continued.
The duration and timing (including both starting and ending dates) of the customer contracts are estimates only, and customer contracts are subject to cancellation, suspension, delays for a variety of reasons, and for certain customers, reallocation of term among contracted rigs, including some beyond Noble's control. The contract backlog represents the maximum contract drilling revenues that can be earned when only considering the contractual operating dayrate in effect during the firm contract period. The actual average dayrate will depend upon a number of factors (e.g., rig downtime, suspension of operations, etc.) including some beyond Noble's control. The dayrates do not include revenue for mobilizations, demobilizations, upgrades, contract preparation, shipyards, or recharges, unless specifically otherwise stated. Dayrates do not generally include revenue for performance incentives, with the exception of approximately 40% assumed performance revenue realized on a combined basis under certain long-term contracts with Shell (US) and TotalEnergies (Suriname).

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating revenues
Contract drilling services	$705,297	$882,089	$3,107,207	$2,918,767
Reimbursables and other	59,115	45,252	178,361	139,051
	764,412	927,341	3,285,568	3,057,818
Operating costs and expenses
Contract drilling services	471,131	527,251	1,915,551	1,687,164
Reimbursables	45,698	36,283	136,389	105,479
Depreciation and amortization	147,987	141,279	585,469	428,626
General and administrative	29,662	31,273	133,147	140,499
Merger and integration costs	4,015	20,261	26,382	109,424
(Gain) loss on sale of operating assets, net	1,397	—	(9,586)	(17,357)
Loss on impairment	21,962	—	82,664	—
	721,852	756,347	2,870,016	2,453,835
Operating income (loss)	42,560	170,994	415,552	603,983
Other income (expense)
Interest expense, net of amount capitalized	(41,449)	(39,720)	(162,403)	(94,211)
Interest income and other, net	12,678	(6,812)	19,953	(17,438)
Income (loss) before income taxes	13,789	124,462	273,102	492,334
Income tax benefit (provision)	72,848	(27,814)	(56,385)	(43,981)
Net income (loss)	$86,637	$96,648	$216,717	$448,353
Basic earnings (loss) per share	$0.55	$0.60	$1.36	$3.01
Diluted earnings (loss) per share	$0.54	$0.59	$1.35	$2.96

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$471,399	$247,303
Accounts receivable, net	589,597	796,961
Prepaid expenses and other current assets	211,286	344,600
Total current assets	1,272,282	1,388,864
Property and equipment, at cost	6,639,045	6,904,731
Accumulated depreciation	(1,236,222)	(868,914)
Property and equipment, net	5,402,823	6,035,817
Other assets	854,662	540,087
Total assets	$7,529,767	$7,964,768
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$298,751	$397,622
Accrued payroll and related costs	81,754	116,877
Other current liabilities	379,224	425,863
Total current liabilities	759,729	940,362
Long-term debt	1,975,791	1,980,186
Other liabilities	245,397	384,254
Noncurrent contract liabilities	—	8,580
Total liabilities	2,980,917	3,313,382
Commitments and contingencies
Total shareholders’ equity	4,548,850	4,651,386
Total liabilities and equity	$7,529,767	$7,964,768

NOBLE CORPORATION plc AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$216,717	$448,353
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	585,469	428,626
Amortization of intangible assets and contract liabilities, net	(8,365)	(60,032)
(Gain) loss on sale of operating assets, net	(9,586)	(17,357)
Loss on impairment	82,664	—
Other operating activities	84,779	(144,115)
Net cash provided by (used in) operating activities	951,678	655,475
Cash flows from investing activities
Capital expenditures	(519,523)	(575,315)
Proceeds from insurance claims	22,254	23,297
Cash acquired (used in) business combinations, net	—	(417,041)
Proceeds from disposal of assets, net	147,201	10,040
Net cash provided by (used in) investing activities	(350,068)	(959,019)
Cash flows from financing activities
Issuance of debt	—	824,000
Borrowing on credit facilities	—	35,000
Repayments of credit facilities	—	(35,000)
Debt issuance costs	—	(10,002)
Warrants exercised	44	1,443
Share repurchases	(20,000)	(299,989)
Dividend payments	(320,368)	(277,831)
Withholding tax related to employee stock transactions	(9,669)	(66,057)
Finance lease payments	(23,936)	(6,064)
Other	—	22,578
Net cash provided by (used in) financing activities	(373,929)	188,078
Net increase (decrease) in cash, cash equivalents and restricted cash	227,681	(115,466)
Cash, cash equivalents and restricted cash, beginning of period	252,279	367,745
Cash, cash equivalents and restricted cash, end of period	$479,960	$252,279

NOBLE CORPORATION plc AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization
	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Floaters	59%	65%	68%
Jackups	68%	54%	82%
Total	62%	61%	73%

	Operating Days
	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Floaters	1,363	1,488	1,713
Jackups	689	627	978
Total	2,052	2,115	2,691

	Average Dayrates
	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Floaters	$410,840	$423,489	$419,909
Jackups	211,179	202,982	152,419
Total	$343,777	$358,126	$322,746

NOBLE CORPORATION plc AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)
The following tables presents the computation of basic and diluted earnings (loss) per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Numerator:
Net income (loss)	$86,637	$96,648	$216,717	$448,353
Denominator:
Weighted average shares outstanding - basic	158,851	160,257	158,872	148,733
Dilutive effect of share-based awards	535	1,512	535	1,512
Dilutive effect of warrants	886	1,048	795	1,394
Weighted average shares outstanding - diluted	160,272	162,817	160,202	151,639
Earnings (loss) per share data:
Basic	$0.55	$0.60	$1.36	$3.01
Diluted	$0.54	$0.59	$1.35	$2.96

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
Certain non-GAAP measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles.
The Company defines “Adjusted EBITDA” as net income (loss) adjusted for interest expense, net of amounts capitalized; interest income and other, net; income tax benefit (provision); and depreciation and amortization expense, as well as, if applicable, gain (loss) on extinguishment of debt, net; losses on economic impairments; amortization of intangible assets and contract liabilities, net; restructuring and similar charges; costs related to mergers and integrations; and certain other infrequent operational events. We believe that the Adjusted EBITDA measure provides greater transparency of our core operating performance. We prepare Adjusted Net Income (Loss) by eliminating from Net Income (Loss) the impact of a number of non-recurring items we do not consider indicative of our on-going performance. We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends that could otherwise be masked by the effect of the non-recurring items we exclude in the measure.
The Company also discloses free cash flow as a non-GAAP liquidity measure. Free cash flow is calculated as Net cash provided by (used in) operating activities less cash paid for capital expenditures. We believe Free Cash Flow is useful to investors because it measures our ability to generate or use cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. We may have certain obligations such as non-discretionary debt service that are not deducted from the measure. Such business needs, obligations, and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses including return of capital.
We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management team for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling costs, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA
	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025		December 31, 2024
Net income (loss)	$86,637	$(21,095)	$96,648	$216,717		$448,353
Income tax (benefit) provision	(72,848)	31,731	27,814	56,385		43,981
Interest expense, net of amounts capitalized	41,449	40,490	39,720	162,403		94,211
Interest income and other, net	(12,678)	(726)	6,812	(19,953)		17,438
Depreciation and amortization	147,987	147,260	141,279	585,469		428,626
Amortization of intangible assets and contract liabilities, net	—	—	(13,452)	(8,365)		(60,032)
Costs incurred in connection with contract termination	14,500	—	—	14,500		—
Merger and integration costs	4,015	2,145	20,261	26,382		109,424
(Gain) loss on sale of operating assets, net	1,397	(6,232)	—	(9,586)		(17,357)
Loss on impairment	21,962	60,702	—	82,664		—
Adjusted EBITDA	$232,421	$254,275	$319,082	$1,106,616	$—	$1,064,644

Reconciliation of Adjusted Income Tax Benefit (Provision)
	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025		December 31, 2024
Income tax benefit (provision)	$72,848	$(31,731)	$(27,814)	$(56,385)		$(43,981)
Adjustments
Amortization of intangible assets and contract liabilities, net	—	—	859	—		1,108
Costs incurred in connection with contract termination	(2,231)	—	—	(2,231)		—
Discrete tax items	(111,897)	(5,280)	(17,415)	(212,601)		(136,698)
Total adjustments	(114,128)	(5,280)	(16,556)	(214,832)		(135,590)
Adjusted income tax benefit (provision)	$(41,280)	$(37,011)	$(44,370)	$(271,217)		$(179,571)

NOBLE CORPORATION plc AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss)
	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (loss)	$86,637	$(21,095)	$96,648	$216,717	$448,353
Adjustments
Amortization of intangible assets and contract liabilities, net	—	—	(12,593)	(8,365)	(58,924)
Joint taxation scheme compensation	—	—	4,018	—	4,018
Merger and integration costs	4,015	2,145	20,261	26,382	109,424
(Gain) loss on sale of operating assets, net	1,397	(6,232)	—	(9,586)	(17,357)
Loss on impairment	21,962	60,702	—	82,664	—
Costs incurred in connection with contract termination	12,269	—	—	12,269	—
Discrete tax items	(111,897)	(5,280)	(17,415)	(212,601)	(136,698)
Total adjustments	(72,254)	51,335	(5,729)	(109,237)	(99,537)
Adjusted net income (loss)	$14,383	$30,240	$90,919	$107,480	$348,816

Reconciliation of Adjusted Diluted EPS
	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Unadjusted diluted EPS	$0.54	$(0.13)	$0.59	$1.35	$2.96
Adjustments
Amortization of intangible assets and contract liabilities, net	—	—	(0.08)	(0.05)	(0.39)
Joint taxation scheme compensation	—	—	0.02	—	0.03
Merger and integration costs	0.02	0.01	0.12	0.16	0.72
(Gain) loss on sale of operating assets, net	0.01	(0.04)	—	(0.06)	(0.11)
Loss on impairment	0.14	0.38	—	0.52	—
Costs incurred in connection with contract termination	0.08	—	—	0.08	—
Discrete tax items	(0.70)	(0.03)	(0.09)	(1.33)	(0.91)
Total adjustments	(0.45)	0.32	(0.03)	(0.68)	(0.66)
Adjusted diluted EPS	$0.09	$0.19	$0.56	$0.67	$2.30

Reconciliation of Free Cash Flow and Capital Expenditures, net of Proceeds from Insurance Claims
	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by (used in) operating activities	$187,125	$277,136	$136,214	$951,678	$655,475
Capital expenditures	(151,747)	(137,659)	(140,662)	(519,523)	(575,315)
Proceeds from insurance claims	53	—	6,871	22,254	23,297
Free cash flow	$35,431	$139,477	$2,423	$454,409	$103,457